Exhibit 99.1

CSS INDUSTRIES, INC.

TRANSCRIPT OF VIDEO PRESENTATION TO CSS EMPLOYEES

JANUARY 20, 2020

[Spoken by Chris Munyan:]

Hi.  This is Chris Munyan.  Thank you all for joining this business update.  I have very exciting news to share.  Today we have announced that the IG Design Group (which we will refer to as “DG” throughout this video) and CSS have entered into a merger agreement, under which it is proposed that DG will acquire CSS Industries.

During this video, the leadership team and I will share more about what’s happening, the anticipated benefits of the merger, and what to expect next.  So,

WHAT’S HAPPENING?

•                  Today, we have announced that IG Design Group (which we will refer to as “DG” throughout this video) and CSS have entered into a merger agreement under which it is proposed that DG will acquire CSS Industries.  Each company’s board of directors has unanimously approved the transaction.  The transaction is expected to close during our current fiscal quarter (which ends on March 31st), subject to the holders of a 51% majority of the outstanding shares of CSS common stock agreeing to tender their shares to DG, as well as other customary closing conditions.

•                  Under the terms of the agreement, a U.S. subsidiary of DG will offer to purchase all the outstanding shares of CSS common stock for $9.40 per share.  Details of the transaction are further described in a press release we issued earlier today.

•                  Until the transaction is completed, we will continue to operate as separate businesses. So, it will be “business as usual”.  Our relationship with our customers, vendors, licensors and suppliers remain unchanged until the transaction is completed. We should not discuss business with your Design Group counterparts, share competitively sensitive information or confer in any manner that would be inconsistent with the activities of normal competitive companies.

•                  Once the transaction is completed, CSS will join DG’s Design Group Americas business.

•                  We believe this is an exciting opportunity to join forces and leverage our combined scale.

•                  CSS will bring DG a great team, with a strong organizational infrastructure, along with a broad manufacturing and distribution footprint

•                  DG will provide CSS with the opportunity to expand into other international markets and to further leverage our supply chain capabilities.

•                  Both DG and CSS bring additional product categories, enhancing the overall portfolio.  So,

WHY IS CSS SELLING?

•                  CSS was not actively marketing itself for sale.  That said, as is common with public companies, our board and management team generally evaluated and considered a variety of financial and strategic opportunities for CSS.  Starting in December 2018, we started discussions with DG about strategic opportunities, and, ultimately, our Board unanimously decided it was in the best interests of our stockholders to consider a transaction.

•                  The more the executive team and I met with the DG leadership team, the more excited we became about the opportunity due to the strong cultural fit between the two organizations.

•                  Our vision, values and culture closely aligned with DG, as did our strategies for future growth, expanding into complementary categories and building multi-channel capabilities.

•                  We both sell to retail chains where design and product offerings are key differentiators.

•                  We both understand the nuances and challenges of seasonal businesses.

•                  Ultimately, our CSS Board of Directors believed that joining DG would be in the best interest of our stockholders. My leadership team and I believe that this is a great opportunity for everyone at CSS.

[Spoken by Jamie Rongone:]

WHO IS DG?

•                  DG was formerly known as International Greetings and changed its name to IG Design Group in June 2016. DG designs, manufactures, sources and distributes gift packaging, greeting cards, partyware, stationery, creative play and gifting products in the UK, Asia, US, Europe and Australia.

•                  They were founded in 1979, are listed on the London Stock Exchange and are headquartered in the UK.

•                  Like CSS, DG has grown organically and through a number of acquisitions over the years.

•                  DG has facilities in 6 countries and over 2,000 employees worldwide.

•                  Those of you who have been with CSS a long time may remember that CSS sold its Cleo gift wrap business to Impact Innovations in 2011. DG acquired Impact Innovations in 2018. Many former CSS employees are still working as part of Impact Innovations.

•                  DG has four core product categories. The largest in revenue is their Celebrations business which CSS commonly calls seasonal. They also sell Gifting and Stationery & Creative Play, as well as “Not for Resale” consumables (which are like our Industrial and Wholesale Packaging business consumables).

•                  We will share a video overview from Paul Fineman, the CEO of DG, so that you can learn more about their company. You can also find additional information on the DG website.

[Spoken by Cara Farley:]

WHAT ARE THE BENEFITS OF THE SALE?

•                  Like CSS, DG has a strategy to grow organically and through well considered acquisitions.

•                  In the past several years, DG has acquired several companies in the US.  Their largest and most recent acquisition was Impact Innovations in 2018.  For DG’s most recently completed fiscal year (their fiscal year ends on March 31st, the same as ours), their US sales were $290 million.

•                  CSS provides DG with a strong organizational infrastructure, along with a broad manufacturing and distribution footprint, that can support continued expansion. We believe this provides opportunities for our talented employees to take on expanded roles in the future.

•                  Through the combination of CSS and DG Americas, the enlarged US business is expected to have  annual revenue in excess of $700 million. DG expects that our combined customer relationships, product categories and brands will enhance our market leader status.

•                  We share customers and product categories with DG in the seasonal and celebration area.

•                  However, the overlap in gift & specialty is minimal, and DG has limited market presence in craft.  This provides an opportunity for future growth.

•                  DG expects that our combined businesses will drive incremental growth through cross selling in the US and launching new business internationally.

[Spoken by Denise Andahazy:]

WHAT IS THE IMPACT ON EMPLOYEES?

•                  We recognize that you have questions on how this may impact you individually.

•                  For now, nothing changes about your job.  As a reminder, until the transaction is completed, which we expect to occur during our current fiscal quarter (which ends on March 31st), CSS will continue to operate as a separate business, so it’s business as usual.

•                  At the closing of the transaction, you will continue to be employed by the same CSS company that employs you today, and DG has agreed for the first year after the transaction closes to provide annual base salary or wage levels and employee benefits that are, in aggregate, no less favorable than those provided by CSS on January 20, 2020, the date the merger agreement was signed. To be clear:

•                  REGARDING EMPLOYMENT:

•                  Anyone employed (including employees on layoff or a leave of absence) by CSS when the transaction closes will continue to be employed following the closing.

•                  You keep your same job, manager and work schedule (yes, including the continuation of Friday Hours).

•                  And you retain your years of service.

•                  REGARDING PAY AND BENEFITS:

•                  The commitment to maintain the aggregate value of your pay and benefits means that DG may make certain modifications to your pay and benefits but will not decrease the combined, aggregate value of your pay and benefits for at least one year after closing.

•                  Employee benefits will be evaluated at a later date.

•                  DG shared that one of their primary integration principles is “do no harm”, which includes maintaining business continuity for both organizations. So, any changes that follow completion will be carefully planned and carried out with that in mind.

[Spoken by Jack White:]

WHAT HAPPENS AFTER THE SALE IS FINALIZED

•                  When the sale is finalized, we anticipate several initial actions, which will include:

•                  Announcing an initial organization reporting structure for DG’s Design Group Americas.

•                  Launching our new co-branding which will address how CSS and other key CSS brand names will be used.

•                  Providing initial guidelines on working with shared customers and vendors.  And,

•                  Sharing a site visit schedule for the DG leadership team to visit many of our locations.

•                  With CSS essentially doubling the size of DG’s US operations, the combined leadership teams will begin to assess the best go forward strategy.

•                  We will begin working together to create a Transition Road Map on key areas, including but not limited to:

•                  Go to market strategies

•                  Optimizing our combined supply chain

•                  Reporting relationships, job duties, work procedures, and decision authority

•                  Potential facility, systems and other operational efficiencies

•                  and HR Policies, procedures, and employee benefit programs

•                  Some areas will need to be addressed more quickly than others, including how we work with customers and vendors on shared product categories. We hope to work through those topics within the first few months.

•                  Other areas that are more complicated may take up to a year to assess and develop an integration plan. And, in some areas, the long-term answer may be that nothing changes at all.

•                  One of DG’s guiding principles is “do no harm”. As we work on a Transition Road Map, we’ll do it in a way creates a platform for continued growth — by leveraging our collective strengths and talented employees.

•                  It’s also important to remember that for now, and until the sale is finalized, nothing has changed with your job, it’s business as usual.

WHAT HAPPENS NOW?

•                  Under the terms of the merger agreement, DG will commence a cash tender offer to purchase all of the outstanding shares of CSS common stock for $9.40 per share.

•                  The closing of the tender offer is subject to customary closing conditions, including the tender of at least a 51% majority of the outstanding shares of CSS common stock.

•                  The merger agreement contemplates that upon successful completion of the tender offer, DG, through its US subsidiary, will acquire any shares of CSS that are not tendered into the offer through what’s commonly called a “second-step merger”, which will be completed as soon as practicable following the closing of the tender offer.

•                  Details of the transaction are further described in a press release we issued earlier today, and in tender offer materials to be filed with the US Securities and Exchange Commission at the time that the tender offer is commenced.

•                  Pending the successful completion of the tender offer and satisfaction of customary closing conditions, we anticipate that the transaction will close during our current fiscal quarter (which ends on March 31st).

•                  CSS and DG are both publicly traded companies.  As previously mentioned, until the transaction is completed, it’s critical and required that we continue to operate as separate companies.  So, it is business as usual for CSS.  Please do not discuss business with your DG counterparts or confer in any manner that would be inconsistent with the activities of normal competitive companies. Among other things, this means:

•                  Business as usual.  Our relationships with our customers, vendors, licensors and suppliers remains unchanged until the transaction is completed.

•                  We should make no business decisions jointly with DG, and we should not share competitively sensitive information with anyone at DG, such as pricing (including discounts and rebates); product-specific cost information; formula or analysis that determine costs or prices; sales or marketing strategies; bid information, including amounts, decisions to bid, and customer requirements.

•                  We should not work with DG on future business opportunities or hold ourselves out as a single entity to anyone, including customers and vendors.

•                  As a reminder, refer any questions from the press to Bill Kiesling, our General Counsel.

[Spoken by Cara Farley:]

HOW ARE CUSTOMERS AND VENDORS BEING NOTIFIED

•                  Both DG and CSS are reaching out to customers and vendors and suppliers today to share the news. At this point, the key message is:

•                  We announced today our intention to merge with a subsidiary of Design Group, the world’s largest producer and supplier of consumer gift packaging and a major player in the broader celebrations and gift products business.   We expect that the transaction will close during our current fiscal quarter (which ends on March 31st of 2020).

•                  Until the transaction is completed, nothing has changed in terms of our relationship — it is “business as usual”.  Until the transaction is completed, CSS and Design Group will continue to operate as separate companies, and our arrangements and contacts with CSS remain the same.  Please continue to confidentially treat each of CSS’ and Design Group’s confidential information, and do not share such information with the other party.  We will be working to insure a smooth transition and to keep you properly informed of developments and changes as they occur.

•                  Specifics on customer and vendor communications will be shared later with the appropriate teams. You can also refer questions you can’t answer to your functional leader.

[Spoken by Chris Munyan:]

CLOSING

•                  This is a big change and an exciting opportunity for CSS.

•                  If you think back to the CSS Strategy Map that we shared in 2018, our long-term goal was to be a $1 billion revenue business, to be a premier partner for our customers and to provide exceptional opportunities for our employees. Our path to achieve the $1 billion revenue goal is a little different than we anticipated, but this transaction aligns perfectly.  So, same goal, different path.

•                  We will keep you as informed as possible.

•                  We’ll do a Waggl survey to gather your top questions and concerns.

•                  Please also ask questions of your manager or functional leader. We may not have all the answers right now, but we will respond to what we can and keep a list running of the ones we don’t have answers for today.

•                  We’ll share a video message from Paul Fineman — Group CEO of DG, which will provide an overview of DG.

•                  I want to reiterate that for now it’s “business as usual”. The best thing everyone can do is to keep up the momentum, keep driving whatever projects you are working on, and stay focused so that we have a strong finish to fiscal 2020.

•                  Again, I am very excited about this opportunity!

•                  Thank you for your time.

Cautionary Statement

This communication contains forward-looking statements, including statements regarding the proposed acquisition of CSS Industries, Inc. (the “Company”) by IG Design Group Plc (“TopCo Parent”) and IG Design Group Americas, Inc. (“Parent”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of the Company and the expected timing of the proposed transaction with Parent and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of the Company’s stockholders will tender their shares in the offer; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the Company and Parent to terminate the merger agreement; the risk that, prior to the completion of the transaction, the Company’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction on the market price of the Company’s common stock and/or on the Company’s business, financial condition, results of operations and financial performance; risks associated with transaction-related litigation; and the ability of the Company to retain and hire key personnel; and the risks and uncertainties pertaining to the Company’s business, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the Securities and Exchange Commission (the “SEC”). There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see the Company’s statements and reports on Forms 10-K, 10-Q and 8-K and Schedule 14D-9 filed with or furnished to the SEC and other written statements made by the Company from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and the Company undertakes no obligation to revise or update it.

Additional Information and Where to Find It

The tender offer for the outstanding shares of the Company’s common stock referenced in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for the tender offer materials that Parent, TopCo Parent and/or a subsidiary of Parent (“Merger Sub”) will file with the SEC upon commencement of the tender offer.  At the time the tender offer is commenced, TopCo Parent, Parent and/or Merger Sub will file tender offer materials on Schedule TO, including the offer to purchase, letter of transmittal and other related materials, with respect to the tender offer, and Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the tender offer. The solicitation and offer to buy Company Common Stock will be made only pursuant to an offer to purchase and related materials that TopCo, Parent and Merger Sub intend to file with the SEC. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of the Company’s common stock at no expense to them. Investors and stockholders may obtain the Schedule TO, the Schedule 14D-9 and other relevant documents filed with the SEC free of charge from the SEC’s website at www.sec.gov. The documents filed by the Company with the SEC may also be obtained free of charge at the Company’s website at http://www.cssindustries.com/investor-relations.